Exhibit 99.1

Walker & Dunlop’s Q1’23 Results Reflect Strength of Recurring

Revenue Businesses Within Challenging Transactions Market

FIRST QUARTER 2023 HIGHLIGHTS

●	Total transaction volume of $6.7 billion, down 47% from Q1’22
●	Total revenues of $238.7 million, down 25% from Q1’22
●	Net income of $26.7 million and diluted earnings per share of $0.79, both down 63% from Q1’22
●	Adjusted EBITDA[1] of $68.0 million, up 9% from Q1’22
●	Adjusted core EPS[2] of $1.17, up 10% from Q1’22
●	Servicing portfolio of $124.6 billion at March 31, 2023, up 7% from March 31, 2022
●	Declared quarterly dividend of $0.63 per share for the second quarter of 2023

BETHESDA, MD – May 4, 2023 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company,” “Walker & Dunlop” or “W&D”) reported total revenues of $238.7 million for the first quarter of 2023, a decrease of 25% year over year. First quarter total transaction volume was $6.7 billion, down 47% year over year. Net income for the first quarter of 2023 was $26.7 million, or $0.79 per diluted share, both down 63% year over year, as the first quarter of 2022 included a one-time benefit of $39.6 million that contributed $0.92 to diluted earnings per share. Adjusted EBITDA1 was $68.0 million, up 9% over the same period in 2022. Adjusted core EPS was $1.17, up 10% year over year. The Company’s Board of Directors declared a dividend of $0.63 per share for the second quarter of 2023.

"Dramatically higher interest rates and market uncertainty pushed transaction volumes down across the commercial real estate industry in Q1 2023," commented Walker & Dunlop Chairman and CEO, Willy Walker. "Our team, working closely with our clients, closed $6.7 billion of financing and sales transactions, down 47% from Q1 2022. Due to Walker & Dunlop's scaled loan servicing and asset management platforms, we generated $68 million of adjusted EBITDA, up 9% over Q1 2022, and adjusted core EPS of $1.17, up 10%. That's W&D's counter-cyclical business model kicking in!"

"After reducing costs and lowering headcount by 8%, we are well positioned to operate at lower transaction volumes should they persist,” continued Mr. Walker. "Yet as the largest combined Fannie Mae and Freddie Mac lender on multifamily properties in the country, we expect GSE volumes to increase from Q1’23 levels. As banks pull back from commercial real estate lending, we expect our brokers to be hired more frequently to assist our clients in finding the best capital solution available. And as bank capital exits the market, we expect non-bank, private capital to step-in -- with the help of Walker & Dunlop."

First quarter 2023 Earnings Release

CONSOLIDATED FIRST QUARTER 2023 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q1 2023	Q1 2022	$ Variance	% Variance
Fannie Mae	$1,358,708	$1,998,374	$(639,666)	(32)%
Freddie Mac	975,737	987,849	(12,112)	(1)
Ginnie Mae - HUD	127,599	391,693	(264,094)	(67)
Brokered (3)	2,363,754	5,643,081	(3,279,327)	(58)
Principal Lending and Investing (4)	-	114,020	(114,020)	(100)
Debt financing volume	$4,825,798	$9,135,017	$(4,309,219)	(47)%
Property sales volume	1,894,682	3,531,690	(1,637,008)	(46)
Total transaction volume	$6,720,480	$12,666,707	$(5,946,227)	(47)%

Discussion of Results:

●	The persistent challenging macro-economic environment primarily drove the 47% decrease in total debt financing volume in the first quarter of 2023.
●	HUD volumes decreased 67% in the first quarter of 2023 as inflationary impacts on building products and the increasing interest-rate environment continued to make HUD’s construction and streamlined refinancing products a less favorable source of capital for multifamily properties.
●	The absence of principal lending and investing volume, which includes interim loans, originations for WDIP separate accounts, and interim lending for our joint venture, reflects a conservative credit outlook in an uncertain commercial real estate lending environment.
●	Brokered debt and property sales volume decreased in the first quarter due to (i) decreased liquidity supplied to the commercial real estate sector by banks due to the macroeconomic conditions and the banking crisis that occurred late in the quarter, and (ii) dramatically lower acquisition and capital markets activity. U.S. multifamily property sales declined 74% in the first quarter of 2023 according to CoStar, while our multifamily property sales volume declined 46% year over year.

MANAGED PORTFOLIO
(dollars in thousands, unless otherwise noted)	Q1 2023	Q1 2022	$ Variance	% Variance
Fannie Mae	$59,890,444	$54,000,550	$5,889,894	11%
Freddie Mac	38,184,798	36,965,185	1,219,613	3
Ginnie Mae - HUD	10,027,781	9,954,262	73,519	1
Brokered	16,285,391	15,115,619	1,169,772	8
Principal Lending and Investing	187,505	221,649	(34,144)	(15)
Total Servicing Portfolio	$124,575,919	$116,257,265	$8,318,654	7%
Assets under management	16,654,566	16,687,112	(32,546)	-
Total Managed Portfolio	$141,230,485	$132,944,377	$8,286,108	6%
Custodial escrow account balance at period end (in billions)	$2.2	$2.5
Weighted-average servicing fee rate (basis points)	24.3	25.0
Weighted-average remaining servicing portfolio term (years)	8.7	9.1

Discussion of Results:

●	Our servicing portfolio continues to expand as a result of the additional GSE and brokered debt financing volumes over the past 12 months, partially offset by principal paydown and loan payoffs.
●	During the first quarter of 2023, we added $1.4 billion of net loans to our servicing portfolio, and over the past 12 months, we added $8.3 billion of net loans to our servicing portfolio, 71% of which were Fannie Mae loans.

First quarter 2023 Earnings Release

●	$7.8 billion of Agency loans in our servicing portfolio are scheduled to mature over the next two years. These loans, with a relatively low weighted-average servicing fee of 17.3 basis points, represent only 6% of the total portfolio.
●	The mortgage servicing rights (“MSRs”) associated with our servicing portfolio had a fair value of $1.4 billion as of March 31, 2023, compared to $1.3 billion as of March 31, 2022.
●	Assets under management (“AUM”) as of March 31, 2023 consisted of $14.4 billion of tax-credit equity funds, $1.3 billion of commercial real estate loans and funds, and $0.9 billion of loans in our interim lending joint venture.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q1 2023	Q1 2022	$ Variance	% Variance
Walker & Dunlop net income	$26,665	$71,209	$(44,544)	(63)%
Adjusted EBITDA	67,975	62,636	5,339	9
Diluted EPS	$0.79	$2.12	$(1.33)	(63)%
Adjusted core EPS	$1.17	$1.06	$0.11	10%
Operating margin	14%	28%
Return on equity	6	19
Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	50%	45%
Other operating expenses	10	10

Discussion of Results:

●	The decrease in Walker & Dunlop net income was the result of a 62% decrease in income from operations, primarily due to the decline in total transaction volume and associated revenues. Additionally, the first quarter of 2022 included a one-time $39.6 million increase in other revenues due to the revaluation of our existing 50% ownership interest in Apprise, our appraisal business, in conjunction with our acquisition of GeoPhy.
●	The increase in adjusted EBITDA was primarily the result of increased escrow earnings, servicing fees, investment banking revenues and lower variable compensation and other operating expenses, partially offset by the decreases in transaction related revenues, net warehouse interest income, prepayment fees and higher fixed compensation costs.
●	Diluted EPS decreased 63% in the first quarter of 2023, while adjusted core EPS increased 10% year over year. Refer to the section of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Core EPS Reconciliation” for additional insight.
●	Personnel expense as a percentage of total revenues increased to 50% in the first quarter of 2023, primarily due to increases in fixed personnel costs, while non-commissionable revenues remained relatively flat. In April 2023, the Company announced a workforce reduction of approximately 8% in response to continued challenging conditions in the commercial real estate financing and services market. The Company expects to recognize the savings benefit from this action in the third and fourth quarters of this year.
●	Operating margin decreased due to the significant decline in transaction activity this quarter. Our transaction related businesses are scaled to execute a significantly larger volume of business, and as commercial real estate transaction activity slows down, our operating margins will decline. The workforce reduction in April is expected to benefit operating margins in the second half of the year.
●	Return on equity declined due to a 6% increase in stockholders’ equity over the past year combined with a 63% decrease in net income.

First quarter 2023 Earnings Release

KEY CREDIT METRICS
(dollars in thousands)	Q1 2023	Q1 2022	$ Variance	% Variance
At-risk servicing portfolio (8)	$54,898,461	$50,176,521	$4,721,940	9%
Maximum exposure to at-risk portfolio (9)	11,132,473	10,178,454	954,019	9
Defaulted loans	$36,983	$78,659	$(41,676)	(53)%
Key credit metrics (as a percentage of the at-risk portfolio):
Defaulted loans	0.07%	0.16%
Allowance for risk-sharing	0.06	0.11
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.30%	0.52%

Discussion of Results:

●	Our at-risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased primarily due to the level of Fannie Mae loans added to the portfolio during the past 12 months. As of March 31, 2023, there were two defaulted loans. The at-risk servicing portfolio continues to exhibit strong credit quality, with very low levels of delinquencies and strong operating performance of the underlying properties in the portfolio.
●	The on-balance sheet interim loan portfolio, which is comprised of loans for which we have full risk of loss, was $187.5 million as of March 31, 2023 compared to $221.6 million as of March 31, 2022. There was one defaulted loan in our interim loan portfolio as of March 31, 2023. All other loans in the on-balance sheet interim loan portfolio are current and performing as of March 31, 2023. The interim loan joint venture held $895 million of loans as of March 31, 2023 and $930 million of loans as of March 31, 2022. We share in a small portion of the risk of loss, and as of March 31, 2023, all loans in the interim loan joint venture are current and performing.
●	We take credit risk exclusively on loans backed by multifamily assets and have zero exposure to losses in any other sector of the commercial real estate lending market.

First quarter 2023 Earnings Release

FIRST QUARTER 2023 - FINANCIAL RESULTS BY SEGMENT

FINANCIAL RESULTS - CAPITAL MARKETS
(dollars in thousands)	Q1 2023	Q1 2022	$ Variance	% Variance
Loan origination and debt brokerage fees, net	$46,956	$81,823	$(34,867)	(43)%
Fair value of expected net cash flows from servicing, net ("MSR income")	30,013	52,730	(22,717)	(43)
Property sales broker fees	11,624	23,398	(11,774)	(50)
Net warehouse interest income (expense), LHFS	(1,689)	3,530	(5,219)	(148)
Other revenues	17,100	7,336	9,764	133
Total revenues	$104,004	$168,817	$(64,813)	(38)%
Personnel	$90,462	$104,959	$(14,497)	(14)%
Amortization and depreciation	1,186	56	1,130	2,018
Interest expense on corporate debt	4,269	1,523	2,746	180
Other operating (income) expenses	5,644	7,201	(1,557)	(22)
Total expenses	$101,561	$113,739	$(12,178)	(11)%
Income from operations	$2,443	$55,078	$(52,635)	(96)%
Income tax expense	504	11,911	(11,407)	(96)
Net income before noncontrolling interests	$1,939	$43,167	$(41,228)	(96)%
Less: net income (loss) from noncontrolling interests	1,435	65	1,370	N/A
Walker & Dunlop net income	$504	$43,102	$(42,598)	(99)%
Key revenue metrics (as a percentage of debt financing volume):
Origination fee margin (5)	0.97%	0.90%
MSR margin (6)	0.62	0.58
Agency MSR margin (7)	1.22	1.56
Key performance metrics:
Operating margin	2%	33%
Adjusted EBITDA	$(18,687)	$8,534	$(27,221)	(319)%

Capital Markets - Discussion of Quarterly Results:

The Capital Markets segment includes our Agency lending, debt brokerage, property sales, appraisal and valuation services, and housing market research businesses.

●	The decrease in loan origination and debt brokerage fees, net (“origination fees”) was primarily the result of a decrease in our overall debt financing volume, partially offset by an increase in the origination fee margin due to the mix of our origination volume, as Agency debt financing volume as a percentage of overall debt financing volume increased. Brokered volumes were significantly impacted by less liquidity supplied by the capital markets since the third quarter 2022, driven by the uncertainty from rising interest rates and macroeconomic fundamentals. The banking crisis that occurred in March 2023 further restricted the supply of capital toward the end of the quarter.
●	The decrease in MSR income is attributable to a 27% decrease in Agency debt financing volume and a 22% decline in the Agency MSR margin. The decline in the Agency MSR margin was largely related to a decline in the weighted-average servicing fee on Fannie Mae loan originations, as spreads tightened due to rising interest rates.
●	The decrease in property sales broker fees was primarily driven by the 46% decrease in property sales volumes year over year, driven by economic uncertainty that caused a broad slowdown in acquisition activity across the commercial real estate sector.
●	The significant decrease in net warehouse interest income was driven by the interest rate environment in the first quarter of 2023. During the first quarter of 2023, the yield curve was inverted. Our warehouse lines are indexed to SOFR, while the loans we originate are indexed to long-term US Treasury rates. Although we have materially reduced the number of days our

First quarter 2023 Earnings Release

loans are outstanding before delivery to an investor, we are earning a negative spread for the period of time the loans are outstanding for most of our loan originations.
●	The increase in other revenues was primarily a result of an increase in investment banking and research subscription revenues, driven by a large investment banking transaction closed by our investment banking team.
●	Personnel expense decreased primarily due to the decrease in commissions expense as a result of the decline in property sales broker fees and origination fees.
●	The significant increase in interest expense on corporate debt is the result of increases in both interest rates year over year, as our term loan carries a floating interest rate, and the balance of our corporate debt.

FINANCIAL RESULTS - SERVICING & ASSET MANAGEMENT
(dollars in thousands)	Q1 2023	Q1 2022	$ Variance	% Variance
Loan origination and debt brokerage fees, net	$128	$487	$(359)	(74)%
Servicing fees	75,766	72,681	3,085	4
Investment management fees	15,173	14,858	315	2
Net warehouse interest income, LHFI	1,690	1,243	447	36
Escrow earnings and other interest income	28,824	1,758	27,066	1,540
Other revenues	11,615	15,466	(3,851)	(25)
Total revenues	$133,196	$106,493	$26,703	25%
Personnel	$15,341	$16,664	$(1,323)	(8)%
Amortization and depreciation	54,010	54,893	(883)	(2)
Provision (benefit) for credit losses	(10,775)	(9,498)	(1,277)	13
Interest expense on corporate debt	9,582	4,536	5,046	111
Other operating expenses	1,480	5,029	(3,549)	(71)
Total expenses	$69,638	$71,624	$(1,986)	(3)%
Income from operations	$63,558	$34,869	$28,689	82%
Income tax expense	13,104	7,540	5,564	74
Net income before noncontrolling interests	$50,454	$27,329	$23,125	85%
Less: net income (loss) from noncontrolling interests	(630)	(744)	114	(15)
Walker & Dunlop net income	$51,084	$28,073	$23,011	82%
Key performance metrics:
Operating margin	48%	33%
Adjusted EBITDA	$112,975	$86,236	$26,739	31%

Servicing & Asset Management - Discussion of Quarterly Results:

The Servicing & Asset Management segment includes loan servicing, principal lending and investing, management of third-party capital invested in tax credit equity funds focused on the affordable housing sector and other commercial real estate, and real estate-related investment banking and advisory services.

●	The $8.3 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, partially offset by a decrease in the servicing portfolio’s weighted-average servicing fee.
●	Escrow earnings and other interest income increased as a result of higher escrow earnings due to substantially higher short-term interest rates, partially offset by a smaller average escrow balance.
●	Other revenues decreased primarily due to a significant decline prepayment activity in a higher interest rate environment which decreased prepayment fees, partially offset by increases in other revenues.
●	Personnel expense decreased in the first quarter of 2023 primarily due to lower bonus accruals tied to company performance, which was partially offset by an increase in salary and benefits expense due to increased average headcount year over year.

First quarter 2023 Earnings Release

●	The benefit for credit losses in the first quarter of 2023 was primarily attributable to the annual update in our historical loss rate factor.
●	The significant increase in interest expense on corporate debt is the result of increases in both interest rates year over year, as our term loan carries a floating interest rate, and the balance of our corporate debt.
●	Other operating expenses decreased in the first quarter of 2023 primarily due to the write off of the unamortized premium associated with the payoff of the note payable of one of our subsidiaries.

FINANCIAL RESULTS - CORPORATE
(dollars in thousands)	Q1 2023	Q1 2022	$ Variance	% Variance
Escrow earnings and other interest income	$2,100	$45	$2,055	4,567%
Other revenues	(554)	44,089	(44,643)	(101)
Total revenues	$1,546	$44,134	$(42,588)	(96)%
Personnel	$12,810	$22,558	$(9,748)	(43)%
Amortization and depreciation	1,770	1,203	567	47
Interest expense on corporate debt	1,423	346	1,077	311
Other operating expenses	16,939	19,984	(3,045)	(15)
Total expenses	$32,942	$44,091	$(11,149)	(25)%
Income from operations	$(31,396)	$43	$(31,439)	(73,114)%
Income tax expense	(6,473)	9	(6,482)	(72,022)
Walker & Dunlop net income	$(24,923)	$34	$(24,957)	(73,403)%
Key performance metric:
Adjusted EBITDA	$(26,313)	$(32,134)	$5,821	(18)%

Corporate - Discussion of Quarterly Results:

The Corporate segment consists of corporate-level activities including accounting, information technology, legal, human resources, marketing, internal audit, and various other corporate groups (“support functions”). The Company does not allocate costs from these support functions to its other segments in presenting segment operating results.

●	The decrease in total revenues was primarily driven by the $39.6 million gain from the revaluation of Apprise in connection with the acquisition of GeoPhy, a unique transaction in 2022, and a decrease in income from our other equity method investments. These decreases were partially offset by an increase in interest income from our corporate cash balances.
●	Personnel expense decreased dramatically in the first quarter due to substantial decreases in subjective bonus and performance stock compensation expenses compared to the prior year period in response to our overall financial performance.
●	The significant increase in interest expense on corporate debt is the result of increases in both interest rates year over year, as our term loan carries a floating interest rate, and the balance of our corporate debt.
●	Other operating expenses decreased primarily due to lower professional fees and reduced travel and entertainment expenses, partially offset by an increase in office expenses. In the first quarter of 2022, we incurred professional fees associated with the acquisition of GeoPhy, with no comparable activity in 2023.

First quarter 2023 Earnings Release

CAPITAL SOURCES AND USES

On May 3, 2023, the Company’s Board of Directors declared a dividend of $0.63 per share for the second quarter of 2023. The dividend will be paid on June 2, 2023 to all holders of record of the Company’s restricted and unrestricted common stock as of May 18, 2023.

On January 12, 2023, the Company entered into a lender joinder agreement and amendment to our existing credit agreement that provided for an incremental term loan with a principal amount of $200 million. The incremental term loan bears interest at a rate equal to adjusted Term SOFR plus 3.00% per annum and matures in December 2028. Proceeds from the debt were used to repay $116 million of debt assumed in the Company’s acquisition of Alliant and strengthen its balance sheet for general corporate purposes.

On February 20, 2023, our Board of Directors authorized the repurchase of up to $75.0 million of the Company’s outstanding common stock over a 12-month period ending February 23, 2024 (“2023 Share Repurchase Program”). As of March 31, 2023, the Company had $75.0 million of authorized share repurchase capacity remaining under the 2023 Share Repurchase Program.

Any purchases made pursuant to the 2023 Share Repurchase Program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

(1)	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures,” “Adjusted Financial Measure Reconciliation to GAAP” and “Adjusted Financial Measure Reconciliation to GAAP by Segment.”
(2)	Adjusted core EPS is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of Adjusted core EPS to Diluted EPS, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Core EPS Reconciliation.”
(3)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(4)	Includes debt financing volumes from our interim loan program, our interim loan joint venture, and WDIP separate accounts.
(5)	Loan origination and debt brokerage fees, net as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(7)	MSR income as a percentage of Agency debt financing volume.
(8)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(9)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

First quarter 2023 Earnings Release

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss its quarterly results on Thursday, May 4, 2023 at 8:00 a.m. Eastern time. Listeners can access the webcast via the link below. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

Webcast Link: https://walkerdunlop.zoom.us/webinar/register/WN_eTBcs1peQm-844YKx1cieA#/registration

Phone: +1 408 901 0584 Webinar ID: 895 7982 9708 Password: 809981

ABOUT WALKER & DUNLOP

Walker & Dunlop (NYSE: WD) is one of the largest providers of capital to the commercial real estate industry in the United States, enabling real estate owners and operators to bring their visions of communities — where people live, work, shop and play — to life. Our people, brand, and technology make W&D one of the most insightful and customer-focused firms in our industry.  With more than 1,300 employees across every major U.S. market, Walker & Dunlop has consistently been named one of Fortune's Great Places to Work® and is committed to making the commercial real estate industry more inclusive and diverse while creating meaningful social, environmental, and economic change in our communities.

NON-GAAP FINANCIAL MEASURES

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, adjusted core net income, and adjusted core EPS, which are non-GAAP financial measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA, adjusted core net income, and adjusted core EPS in addition to, and not as an alternative for, net income and diluted EPS.

Adjusted core net income and adjusted core EPS represent net income adjusted for amortization and depreciation, provision (benefit) for credit losses net of write-offs, the fair value of expected net cash flows from servicing, net, the income statement impact from periodic revaluation and accretion associated with contingent consideration liabilities related to acquired companies, and other one-time adjustments, such as the gain associated with the revaluation of our previously held equity-method investment in connection with our acquisition of GeoPhy and one-time benefit to tax expense related to our corporate restructuring and repatriation of intellectual property acquired from GeoPhy. Adjusted EBITDA represents net income before income taxes, interest expense on our corporate debt, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, the fair value of expected net cash flows from servicing, net, the write-off of the unamortized balance of premium associated with the repayment of a portion of our corporate debt, and the gain from revaluation of a previously held equity-method investment.  Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants. Because not all companies use identical calculations, our presentation of adjusted EBITDA, adjusted core net income and adjusted core EPS may not be comparable to similarly titled measures of other companies.

We use adjusted EBITDA, adjusted core net income, and adjusted core EPS to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that these non-GAAP measures, when read in conjunction with the Company's GAAP financial information, provide useful information to investors by offering:

●	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
●	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
●	a better understanding of how management plans and measures the Company's underlying business.

We believe that these non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that these non-GAAP financial measures should only

First quarter 2023 Earnings Release

be used to evaluate the Company's results of operations in conjunction with the Company’s GAAP financial information. For more information on adjusted EBITDA, adjusted core net income, and adjusted core EPS, refer to the section of this press release below titled “Adjusted Financial Measure Reconciliation to GAAP” and “Adjusted Financial Measure Reconciliation to GAAP By Segment.”

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) changes in interest rates, (3) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (4) our ability to retain and attract loan originators and other professionals, (5) success of our various investments funded with corporate capital, and (6) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any updates or supplements in subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

CONTACT US

Headquarters: 7272 Wisconsin Avenue, Suite 1300 Bethesda, Maryland 20814 Phone 301.215.5500 info@walkeranddunlop.com	Investors: Kelsey Duffey Senior Vice President, Investor Relations Phone 301.202.3207 investorrelations@walkeranddunlop.com	Media: Carol McNerney Chief Marketing Officer Phone 301.215.5515 info@walkeranddunlop.com

First quarter 2023 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
(in thousands)
Assets
Cash and cash equivalents	$188,389	$225,949	$152,188	$151,252	$141,375
Restricted cash	20,504	17,676	40,246	34,361	41,584
Pledged securities, at fair value	165,081	157,282	151,413	149,560	148,647
Loans held for sale, at fair value	934,991	396,344	2,180,117	931,516	703,629
Loans held for investment, net	180,890	200,247	247,106	247,243	216,620
Mortgage servicing rights	946,406	975,226	967,770	978,745	976,554
Goodwill	959,712	959,712	948,164	937,881	908,744
Other intangible assets	194,208	198,643	202,834	207,024	211,405
Receivables, net	224,776	202,251	216,963	236,786	249,305
Committed investments in tax credit equity	207,750	254,154	214,430	187,393	223,771
Other assets, net	470,345	457,875	681,782	473,011	517,997
Total assets	$4,493,052	$4,045,359	$6,003,013	$4,534,772	$4,339,631

Liabilities
Warehouse notes payable	$1,031,277	$537,531	$2,540,106	$1,115,900	$912,275
Notes payable	777,311	704,103	711,107	719,210	726,555
Allowance for risk-sharing obligations	33,087	44,057	49,658	48,475	53,244
Commitments to fund investments in tax credit equity	196,522	239,281	198,073	173,740	206,605
Other liabilities	739,759	803,558	809,366	811,672	803,781
Total liabilities	$2,777,956	$2,328,530	$4,308,310	$2,868,997	$2,702,460

Stockholders' Equity
Common stock	$327	$323	$323	$323	$324
Additional paid-in capital	405,303	412,636	407,417	403,668	387,009
Accumulated other comprehensive income (loss)	(1,621)	(1,568)	(1,460)	(222)	1,588
Retained earnings	1,281,119	1,278,035	1,256,663	1,229,712	1,205,384
Total stockholders’ equity	$1,685,128	$1,689,426	$1,662,943	$1,633,481	$1,594,305
Noncontrolling interests	29,968	27,403	31,760	32,294	42,866
Total equity	$1,715,096	$1,716,829	$1,694,703	$1,665,775	$1,637,171
Commitments and contingencies	—	—	—	—	—
Total liabilities and stockholders' equity	$4,493,052	$4,045,359	$6,003,013	$4,534,772	$4,339,631

First quarter 2023 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends

(in thousands, except per share amounts)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Revenues
Loan origination and debt brokerage fees, net	$47,084	$72,234	$90,858	$102,605	$82,310
Fair value of expected net cash flows from servicing, net ("MSR income")	30,013	31,790	55,291	51,949	52,730
Servicing fees	75,766	77,275	75,975	74,260	72,681
Property sales broker fees	11,624	20,490	30,308	46,386	23,398
Investment management fees	15,173	24,586	16,301	16,186	14,858
Net warehouse interest income	1	1,756	3,980	5,268	4,773
Escrow earnings and other interest income	30,924	26,147	18,129	6,751	1,803
Other revenues	28,161	28,572	24,769	37,443	66,891
Total revenues	$238,746	$282,850	$315,611	$340,848	$319,444

Expenses
Personnel	$118,613	$137,758	$157,059	$168,368	$144,181
Amortization and depreciation	56,966	57,930	59,846	61,103	56,152
Provision (benefit) for credit losses	(10,775)	1,142	1,218	(4,840)	(9,498)
Interest expense on corporate debt	15,274	12,110	9,306	6,412	6,405
Other operating expenses	24,063	26,736	33,991	36,195	32,214
Total expenses	$204,141	$235,676	$261,420	$267,238	$229,454
Income from operations	$34,605	$47,174	$54,191	$73,610	$89,990
Income tax expense	7,135	9,539	7,532	19,503	19,460
Net income before noncontrolling interests	$27,470	$37,635	$46,659	$54,107	$70,530
Less: net income (loss) from noncontrolling interests	805	(3,857)	(174)	(179)	(679)
Walker & Dunlop net income	$26,665	$41,492	$46,833	$54,286	$71,209
Net change in unrealized gains (losses) on pledged available-for-sale securities, net of taxes	(53)	(108)	(1,238)	(1,810)	(970)
Walker & Dunlop comprehensive income	$26,612	$41,384	$45,595	$52,476	$70,239

Effective Tax Rate	21%	20%	14%	26%	22%

Basic earnings per share	$0.80	$1.25	$1.41	$1.63	$2.14
Diluted earnings per share	0.79	1.24	1.40	1.61	2.12
Cash dividends paid per common share	0.63	0.60	0.60	0.60	0.60

Basic weighted-average shares outstanding	32,529	32,361	32,290	32,388	32,219
Diluted weighted-average shares outstanding	32,816	32,675	32,620	32,694	32,617

First quarter 2023 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends

(in thousands, except per share data)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$1,358,708	$994,590	$3,038,788	$3,918,400	$1,998,374
Freddie Mac	975,737	2,305,826	1,885,492	1,141,034	987,849
Ginnie Mae - HUD	127,599	186,784	338,054	201,483	391,693
Brokered (1)	2,363,754	4,375,704	6,601,244	9,258,490	5,643,081
Principal Lending and Investing (2)	—	31,512	62,015	131,551	114,020
Total Debt Financing Volume	$4,825,798	$7,894,416	$11,925,593	$14,650,958	$9,135,017
Property Sales Volume	1,894,682	3,315,287	4,993,615	7,892,062	3,531,690
Total Transaction Volume	$6,720,480	$11,209,703	$16,919,208	$22,543,020	$12,666,707

Key Performance Metrics:
Operating margin	14%	17%	17%	22%	28%
Return on equity	6	10	11	14	19
Walker & Dunlop net income	$26,665	$41,492	$46,833	$54,286	$71,209
Adjusted EBITDA (3)	67,975	92,625	74,990	94,844	62,636
Diluted EPS	0.79	1.24	1.40	1.61	2.12
Adjusted core EPS (4)	1.17	1.41	1.41	1.74	1.06

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	50%	49%	50%	49%	45%
Other operating expenses	10	9	11	11	10
Key Revenue Metrics (as a percentage of debt financing volume):
Origination fee margin (5)	0.97%	0.92%	0.76%	0.71%	0.90%
MSR margin (6)	0.62	0.40	0.47	0.36	0.58
Agency MSR margin (7)	1.22	0.91	1.05	0.99	1.56

Other Data:
Market capitalization at period end	$2,489,200	$2,542,476	$2,708,162	$3,113,884	$4,192,900
Closing share price at period end	$76.17	$78.48	$83.73	$96.34	$129.42
Average headcount	1,440	1,464	1,452	1,406	1,353

Components of Servicing Portfolio (end of period):
Fannie Mae	$59,890,444	$59,226,168	$58,426,446	$57,122,414	$54,000,550
Freddie Mac	38,184,798	37,819,256	37,241,471	36,886,666	36,965,185
Ginnie Mae - HUD	10,027,781	9,868,453	9,634,111	9,570,012	9,954,262
Brokered (8)	16,285,391	16,013,143	15,224,581	15,190,315	15,115,619
Principal Lending and Investing (9)	187,505	206,835	251,815	252,100	221,649
Total Servicing Portfolio	$124,575,919	$123,133,855	$120,778,424	$119,021,507	$116,257,265
Assets under management (10)	16,654,566	16,748,449	17,017,355	16,692,556	16,687,112
Total Managed Portfolio	$141,230,485	$139,882,304	$137,795,779	$135,714,063	$132,944,377

Key Servicing Portfolio Metrics:
Custodial escrow account balance (in billions)	$2.2	$2.7	$3.1	$2.3	$2.5
Weighted-average servicing fee rate (basis points)	24.3	24.5	24.7	24.9	25.0
Weighted-average remaining servicing portfolio term (years)	8.7	8.8	8.9	8.9	9.1

(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform, our interim lending joint venture, and WDIP separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	This is a non-GAAP financial measure. For more information on adjusted core EPS, refer to the section above titled “Non-GAAP Financial Measures.”
(5)	Loan origination and debt brokerage fees, net as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(7)	MSR income as a percentage of Agency debt financing volume.
(8)	Brokered loans serviced primarily for life insurance companies.
(9)	Consists of interim loans not managed for our interim loan joint venture.
(10)	Alliant & WDIP assets under management and interim loans serviced for our interim loan joint venture.

First quarter 2023 Earnings Release

KEY CREDIT METRICS

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2023	2022	2022	2022	2022
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$50,713,349	$50,046,219	$49,241,243	$47,461,520	$46,194,756
Fannie Mae Modified Risk	9,170,127	9,172,626	9,177,094	9,651,421	7,794,710
Freddie Mac Modified Risk	23,515	23,615	23,615	23,715	23,715
Total risk-sharing servicing portfolio	$59,906,991	$59,242,460	$58,441,952	$57,136,656	$54,013,181

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$6,968	$7,323	$8,109	$9,473	$11,084
Freddie Mac No Risk	38,161,283	37,795,641	37,217,856	36,862,951	36,941,470
GNMA - HUD No Risk	10,027,781	9,868,453	9,634,111	9,570,012	9,954,262
Brokered	16,285,391	16,013,143	15,224,581	15,190,315	15,115,619
Total non-risk-sharing servicing portfolio	$64,481,423	$63,684,560	$62,084,657	$61,632,751	$62,022,435
Total loans serviced for others	$124,388,414	$122,927,020	$120,526,609	$118,769,407	$116,035,616
Interim loans (full risk) servicing portfolio	187,505	206,835	251,815	252,100	221,649
Total servicing portfolio unpaid principal balance	$124,575,919	$123,133,855	$120,778,424	$119,021,507	$116,257,265

Interim Loan Joint Venture Managed Loans (1)	$894,829	$892,808	$900,037	$899,287	$930,296

At-risk servicing portfolio (2)	$54,898,461	$54,232,979	$53,430,615	$51,905,985	$50,176,521
Maximum exposure to at-risk portfolio (3)	11,132,473	10,993,596	10,826,654	10,525,093	10,178,454
Defaulted loans	36,983	36,983	78,203	78,659	78,659

Defaulted loans as a percentage of the at-risk portfolio	0.07%	0.07%	0.15%	0.15%	0.16%
Allowance for risk-sharing as a percentage of the at-risk portfolio	0.06	0.08	0.09	0.09	0.11
Allowance for risk-sharing as a percentage of maximum exposure	0.30	0.40	0.46	0.46	0.52

(1)	This balance consists entirely of interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We had no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.
(2)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.
(3)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

First quarter 2023 Earnings Release

ADJUSTED FINANCIAL MEASURE RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends

(in thousands)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$26,665	$41,492	$46,833	$54,286	$71,209
Income tax expense	7,135	9,539	7,532	19,503	19,460
Interest expense on corporate debt	15,274	12,110	9,306	6,412	6,405
Amortization and depreciation	56,966	57,930	59,846	61,103	56,152
Provision (benefit) for credit losses	(10,775)	1,142	1,218	(4,840)	(9,498)
Net write-offs	—	(4,631)	—	—	—
Stock-based compensation expense	7,143	6,833	5,546	10,329	11,279
Gain from revaluation of previously held equity-method investment	—	—	—	—	(39,641)
Write off of unamortized premium from corporate debt repayment	(4,420)	—	—	—	—
Fair value of expected net cash flows from servicing, net	(30,013)	(31,790)	(55,291)	(51,949)	(52,730)
Adjusted EBITDA	$67,975	$92,625	$74,990	$94,844	$62,636

First quarter 2023 Earnings Release

ADJUSTED FINANCIAL MEASURE RECONCILIATION TO GAAP BY SEGMENT

Unaudited

f11

	Capital Markets
	Three months ended March 31,
(in thousands)	2023	2022
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$504	$43,102
Income tax expense	504	11,911
Interest expense on corporate debt	4,269	1,523
Amortization and depreciation	1,186	56
Stock-based compensation expense	4,863	4,672
Fair value of expected net cash flows from servicing, net	(30,013)	(52,730)
Adjusted EBITDA	$(18,687)	$8,534

	Servicing & Asset Management
	Three months ended March 31,
(in thousands)	2023	2022
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$51,084	$28,073
Income tax expense	13,104	7,540
Interest expense on corporate debt	9,582	4,536
Amortization and depreciation	54,010	54,893
Provision (benefit) for credit losses	(10,775)	(9,498)
Write-off of unamortized premium from corporate debt repayment	(4,420)	—
Stock-based compensation expense	390	692
Adjusted EBITDA	$112,975	$86,236

	Corporate
	Three months ended March 31,
(in thousands)	2023	2022
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$(24,923)	$34
Income tax expense	(6,473)	9
Interest expense on corporate debt	1,423	346
Amortization and depreciation	1,770	1,203
Stock-based compensation expense	1,890	5,915
Gain from revaluation of previously held equity-method investment	—	(39,641)
Adjusted EBITDA	$(26,313)	$(32,134)

First quarter 2023 Earnings Release

ADJUSTED CORE EPS RECONCILIATION

Unaudited

	Quarterly Trends

(in thousands)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Reconciliation of Walker & Dunlop Net Income to Adjusted Core Net Income
Walker & Dunlop Net Income	$26,665	$41,492	$46,833	$54,286	$71,209
Provision (benefit) for credit losses	(10,775)	1,142	1,218	(4,840)	(9,498)
Net write-offs	—	(4,631)	—	—	—
Amortization and depreciation	56,966	57,930	59,846	61,103	56,152
Fair value of expected net cash flows from servicing, net	(30,013)	(31,790)	(55,291)	(51,949)	(52,730)
Contingent consideration accretion and fair value adjustments	177	(12,637)	1,944	1,464	359
Gain from revaluation of previously held equity-method investment ("Apprise Gain")	—	—	—	—	(39,641)
Income tax expense adjustment(1)(2)	(3,372)	(4,279)	(7,391)	(1,531)	9,808
Adjusted Core Net Income	$39,648	$47,227	$47,159	$58,533	$35,659

Reconciliation of Diluted EPS to Adjusted core EPS
Walker & Dunlop Net Income	$26,665	$41,492	$46,833	$54,286	$71,209
Diluted weighted-average shares outstanding	32,816	32,675	32,620	32,694	32,617
Diluted EPS	$0.79	$1.24	$1.40	$1.61	$2.12

Adjusted Core Net Income	$39,648	$47,227	$47,159	$58,533	$35,659
Diluted weighted-average shares outstanding	32,816	32,675	32,620	32,694	32,617
Adjusted Core EPS	$1.17	$1.41	$1.41	$1.74	$1.06

(1)
Income tax impact of the above adjustments to adjusted core net income. Uses quarterly or annual effective tax rate as disclosed in the Consolidated Statements of Income and Comprehensive Income in this "Press Release".
(2)
Income tax expense adjustment for Q3 2022 includes an adjustment for a one-time tax benefit of $6.3 million related to the Apprise Gain.